Exhibit 99.1
NEWS RELEASE
Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, New Jersey 08534
USA
For Immediate Release
October 24, 2008
NASDAQ AUDIT COMMITTEE RULE NON-COMPLIANCE
Company Will Fill Audit Committee Member Opening
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) announces today that it has received a Nasdaq Staff Deficiency Letter dated October 21, 2008 indicating that the Company does not currently comply with Marketplace Rule 4350 (d) (2). This Rule provides that the audit committee of a Nasdaq-listed company have at least three members, each of whom is independent and meets certain other specified criteria. Sir Eric A. Ash did not stand for re-election to the Company’s board of directors at the annual meeting held on October 2, 2008, and he has not at the present time been replaced on the audit committee, which currently has two independent directors. Consistent with Marketplace Rule 4350 (d) (4), the Company has been provided a “cure period” until the earlier of its next annual meeting or September 28, 2009 to regain compliance. The Company will be in full compliance with the Marketplace Rules within the cure period.
Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies
Ocean Power Technologies (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean, and environmentally-beneficial electricity. OPT has a strong track record in harnessing wave energy and participates in a $150 billion renewable energy market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and converts predictable wave energy into low-cost, clean electricity. The Company is widely recognized as the leading provider of on-grid and autonomous wave-energy generation with its energy systems benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.
Contact information:

Ocean Power Technologies, Inc.
Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400

Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Media Contact in United States:
Edelman
Mona J. Walsh	Telephone: +1212 704 4598 Email: mona.walsh@edelman.com

Media Contact in United Kingdom:
Corfin Communications
Neil Thapar	Telephone: +44 20 7977 0028

Collins Stewart Europe Limited
Adrian Hadden	Telephone: +44 20 7523 8350